Exhibit 99.2

N e w s   R e l e a s e

        QUICKSILVER RESOURCES INC.
        777 West Rosedale Street
Fort Worth, TX  76104
www.qrinc.com

Quicksilver Resources to Sell Michigan, Indiana & Kentucky Assets
Borrowing Base Increases to $1.1 Billion

FORT WORTH, TEXAS (September 12, 2007)– Quicksilver Resources Inc. (NYSE: KWK) today announced that it has signed a definitive agreement with BreitBurn Operating L.P. to contribute to BreitBurn all of its properties and facilities in Michigan, Indiana and Kentucky in exchange for total consideration of $750 million in cash and approximately 21.348 million common units of BreitBurn Energy Partners L.P., subject to adjustments to the total consideration.  BreitBurn has the option to increase the cash portion of the total consideration paid at closing and reduce the number of common units issued based upon a fixed common unit value of $32.79, representing total consideration of $1.45 billion.

“This transaction achieves our objectives of realizing attractive value for these mature assets, significantly improving Quicksilver’s financial strength, taking care of our long-term employees and creating another growth avenue for our shareholders via the BreitBurn unit ownership,” said Glenn Darden, Quicksilver president and chief executive officer.  “As a result of this transaction, Quicksilver will be better prepared to develop our large inventory of higher return, higher growth properties in the Fort Worth Basin and other areas.”

The transaction includes the sale of more than 5,400 producing wells, related gas gathering and processing systems and Quicksilver’s interests in approximately 260,000 net undeveloped acres as of December 31, 2006.  The properties had total proved reserves of approximately 539 billion cubic feet of natural gas equivalents as of December 31, 2006, of which approximately 94 percent was natural gas.  Net production from these properties for the first half of 2007 was approximately 75.4 million cubic feet of natural gas equivalents (MMcfe) per day representing approximately 38 percent of Quicksilver’s total production for that period.

The contribution, which will be effective at closing, is subject to customary closing conditions and is expected to close by November 1, 2007.  Based on the receipt of $750 million in cash at closing, Quicksilver expects to receive after-tax cash proceeds of approximately $545 million from this transaction plus 21.348 million BreitBurn common units.  As a result of this transaction, the company will treat these divested operations as discontinued for financial reporting purposes.

J.P. Morgan Securities acted as exclusive financial advisor to the company on this transaction.

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NEWS RELEASE
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Revised Production Guidance

On a divestment adjusted basis, third-quarter production volumes are projected to increase approximately eight percent to 15 percent sequentially, into the range of 145 MMcfe to 155 MMcfe per day from the adjusted second-quarter 2007 level.  For the full year, average divestment adjusted volumes are projected to increase more than 50 percent from the adjusted 2006 average.

Conference Call

Quicksilver Resources will host a conference call for the investment community at 11:00 a.m. eastern time today to discuss this transaction.  The company invites interested parties to listen to the call via the company’s website at http://www.qrinc.com or by calling 1-877-313-7932 in North America or 1-706-679-3712 outside of North America, using the conference ID number 16690032, prior to 10:55 a.m. eastern time.  A digital replay of the conference call will be available today after 1:00 p.m. eastern time, and will remain available for 30 days.  The replay can be dialed at 1-800-642-1687 and reference should be made to the conference ID number 16690032.  The replay will also be archived for 30 days on the company’s website.

Borrowing Base Increases to $1.1 Billion

Separately, Quicksilver announced that effective Sept. 11th, the company received approval from its bank group to increase the borrowing base to $1.1 billion on the company’s five-year revolving credit facility.  The new borrowing base, which represents an additional $250 million in liquidity, is allocated between U.S. and Canadian funds.  JPMorgan Chase Bank, N.A. led the group of 20 major U.S. and international banks.  The facility provides the option to increase commitments up to $1.45 billion and extend the maturity up to two years with requisite lender consent.  Quicksilver anticipates that the borrowing base will be reviewed by the bank group following the closing of the BreitBurn transaction.

About Quicksilver Resources

Fort Worth, Texas-based Quicksilver Resources is a natural gas and crude oil exploration and production company engaged in the development and acquisition of long-lived, unconventional natural gas reserves, including coal bed methane, shale gas, and tight sands gas in North America.  The company has U.S. offices in Fort Worth, Texas; Granbury, Texas; Gaylord, Michigan; Corydon, Indiana and Cut Bank, Montana.  Quicksilver’s Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta.  For more information about Quicksilver Resources, visit www.qrinc.com.

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Forward-Looking Statements
The statements in this press release regarding future events, occurrences, circumstances, activities, performance, outcomes and results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Although these statements reflect the current views, assumptions and expectations of Quicksilver Resources’ management, the matters addressed herein are subject to numerous risks and uncertainties, which could cause actual activities, performance, outcomes and results to differ materially from those indicated.  Factors that could result in such differences or otherwise materially affect Quicksilver Resources’ financial condition, results of operations and cash flows include:  changes in general economic conditions; fluctuations in natural gas and crude oil prices; failure or delays in achieving expected production from natural gas and crude oil exploration and development projects; effects of hedging natural gas and crude oil prices; uncertainties inherent in estimates of natural gas and crude oil reserves and predicting natural gas and crude oil reservoir performance; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; changes in the availability and cost of capital; delays in obtaining oilfield equipment and increases in drilling and other service costs; operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control; the effects of existing and future laws and governmental regulations; and the effects of existing or future litigation; as well as, other factors disclosed in Quicksilver Resources’ filings with the Securities and Exchange Commission.  Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor & Media Contact:
Quicksilver Resources Inc.
Rick Buterbaugh
(817) 665-4835

KWK 07-14

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